Exhibit 10.1

PROTEIN POLYMER TECHNOLOGIES, INC.

8% SECURED PROMISSORY NOTE

DUE JULY 12, 2006

$ 1,000,000.00	April 13, 2006

FOR VALUE RECEIVED, the undersigned, Protein Polymer Technologies, Inc., with an address at 10655 Sorrento Valley Road, San Diego, California 92121, ("Maker"), promises to pay to Matthew J. Szulik, with an address at c/o Taurus Advisory Group, LLC, 2 Landmark Square, Suite 211, Stamford, Connecticut 06901 ("Payee"), on July 12, 2006, or sooner as otherwise provided herein (the "Maturity Date"), the principal amount of One Million ($1,000,000.00) Dollars in lawful money of the United States of America (the "Principal”) together with all accrued interest. This Note bears simple interest (the "Interest") at the annual rate of eight percent (8%), except as otherwise provided herein, until the Principal and all accrued Interest thereon (collectively the “Obligations”) shall be paid in full.

Three Hundred and Fifty Thousand ($350,000.00) of the Principal has been previously advanced by Payee to Maker and is evidenced by a note in that amount issued by Maker to Payee and dated as of April 7, 2006 (the “Demand Note”). Payee is delivering the Demand Note to Maker against delivery of this Note by Maker to Payee. Maker is depositing the Five Hundred Thousand ($500,000.00) Dollar balance of the Principal in the Attorney’s Escrow Account of Barry Feiner, Esq., counsel to Maker, to be dispersed pursuant to the instructions of Payee or his designee in accordance with the terms of the Escrow Agreement among Maker, Secured Party and Barry Feiner, Esq, as Escrow Agent, dated as of the date hereof.

1.	Interest.

Interest on the Note will accrue from the most recent date to which Interest has been paid or, if no Interest has been paid, from the date of delivery of the Note. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment.

Maker will pay Principal and Interest in money of the United States that at the time of payment is legal tender for the payment of public and private debts.

3.	Security.

This Note shall be secured by the “Collateral,” as defined in the security agreement (the “Security Agreement”) between Maker and Payee dated as of the date hereof and is entitled to the benefits of and security provided under the Security Agreement. This Note and the Security Agreement are sometimes collectively referred to herein as the "Credit Documents."

$1,000,000.00 Secured Promissory Note

of Protein Polymer Technologies, Inc.

payable to Mathew J. Szulik

dated April 13, 2006

4.	Covenants.

Maker covenants and agrees that from and after the date hereof and until the date of repayment in full of the Obligations it shall comply with the following conditions:

(i)           Maintenance of Existence and Conduct of Business. Maker shall, and shall cause each of its subsidiaries, to (A) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights; and (B) continue to conduct its business so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(ii)          Books and Records. Maker shall, and shall cause each of its subsidiaries, to keep adequate books and records of account with respect to its business activities.

(iii)        Insurance. Maker shall, and shall cause each of its subsidiaries, to maintain insurance policies insuring such risks as are customarily insured against by companies engaged in businesses similar to those operated by Maker or such subsidiaries, as the case may be. All such policies are to be carried with reputable insurance carriers and shall be in such amounts as are customarily insured against by companies with similar assets and properties engaged in a similar business.

(iv)         Compliance with Law. Maker shall, and shall cause each of its subsidiaries, to comply in all material respects with all federal, state and local laws and regulations applicable to it or such subsidiaries, as the case may be, which, if breached, would have a material adverse effect on Maker's or such subsidiaries', as the case may be, business or financial condition.

5.	Reorganization of Maker.

If Maker is party to a merger, consolidation or a transaction in which it is not the surviving or continuing entity or transfers or leases all or substantially all of its assets, the person who is the surviving or continuing entity or is the transferee or lessee of such assets shall assume the terms of this Note and the Obligations.

6.	Representations, Warranties, Covenants and Acknowledgements of Maker.

Maker represents and warrants that it: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to carry on its business as now conducted and to own its properties and assets it now owns; (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which ownership of property or the conduct of its business requires such qualification except jurisdictions in which the failure to qualify to do business will have no material adverse effect on its business,

$1,000,000.00 Secured Promissory Note

of Protein Polymer Technologies, Inc.

payable to Mathew J. Szulik

dated April 13, 2006

prospects, operations, properties, assets or condition (financial or otherwise); (iii) has full power and authority to execute and deliver this Note, and that the execution and delivery of this Note will not result in the breach of or default under, with or without the giving of notice and/or the passage of time, any other agreement, arrangement or indenture to which it is a party or by which it may be bound, or the violation of any law, statute, rule, decree, judgment or regulation binding upon it; (iv) owns the Collateral, free and clear of all liens and encumbrances except for those held by Payee in accordance with the terms of this Note and the Security Agreement, and any encumbrances that may exist pursuant to the Permitted Encumbrances, as that term is defined in the Security Agreement ; and (v) has taken and will take all acts required, including but not limited to authorizing the signatory hereof on its behalf to execute this Note, so that upon the execution and delivery of this Note, it shall constitute the valid and legally binding obligation of Maker enforceable in accordance with the terms thereof. Maker acknowledges to Payee that this Note is a “commercial transaction,” as that term is defined in the Connecticut General Statutes, Chapter 903a, Section 52-278a and represents, warrants and covenants to Payee that it is engaged primarily in nonconsumer pursuits and is utilizing the funds obtained by it by issuing this Note for its investment activities and is not using and will not use the funds for consumer purposes.

7.	Defaults and Remedies.

(a)          Events of Default. The occurrence or existence of any one or more of the following events or conditions (regardless of the reasons therefor) shall constitute an "Event of Default" hereunder:

(i)           Maker shall fail to make any payment of Principal or Interest when due and payable or declared due and payable pursuant to the terms hereof;

(ii)        Maker shall fail to perform any other obligation and/or covenant as required by this Note or the Credit Documents in accordance with the respective terms thereof and such failure to perform shall not have been cured within five (5) business days after Maker’s receipt of notice of such failure to perform;

(iii)        Any representation or warranty made in this Note or the Credit Documents by Maker shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(iv)         A case or proceeding shall have been commenced against Maker, or any of its subsidiaries, in a court having competent jurisdiction seeking a decree or order in respect of Maker, or any of its subsidiaries, (A) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Maker, or any of its subsidiaries, or any of their respective properties, including but not limited to the Collateral; or (C) ordering the winding-up or liquidation of

$1,000,000.00 Secured Promissory Note

of Protein Polymer Technologies, Inc.

payable to Mathew J. Szulik

dated April 13, 2006

the affairs of Maker, or any of its subsidiaries, and such case or proceeding shall remain unstayed or undismissed for a period of ten (10) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

(v)          Maker, or any of its subsidiaries, shall (A) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; or (B) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or the taking of possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Maker, or any of its subsidiaries, or any of their respective properties, including but not limited to the Collateral.

(b)          Remedies. Upon the occurrence of an Event of Default specified in Paragraph 7 (a) above, all Obligations then remaining unpaid hereunder shall immediately become due and payable in full, plus interest on the unpaid portion of the Obligations at the highest rate permitted by applicable law except that in no event shall the rate be higher than 18% per annum, without notice to Maker and without presentment, demand, protest or notice of protest, all of which are hereby waived by Maker, together with all reasonable costs and expenses of the collection and enforcement of this Note, including reasonable attorney's fees and expenses, all of which shall be added to the amount due under this Note. The rights, powers, privileges and remedies of Payee pursuant to the terms hereof are cumulative and not exclusive of any other rights, powers, privileges and remedies which Payee may have under this Note or any other instrument or agreement including, but not limited to, the Security Agreement.

8.	Limitation of Interest Payments.

Nothing contained in this Note or in any other agreement between Maker and Payee requires Maker to pay or Payee to accept interest in an amount that would subject Payee to any penalty or forfeiture under applicable law. In no event shall the total of all charges payable hereunder, whether of interest or of such other charges, which may or might be characterized as interest, exceed the maximum rate permitted to be charged under the laws of the States of Connecticut, California, Delaware or any other state in which either Maker or Payee may be located or may conduct business or the Collateral may be located. Should Payee receive any payment that is or would be in excess of that permitted to be charged under such laws, such payment shall have been and shall be deemed to have been made in error and shall automatically be applied to reduce the Principal outstanding on this Note.

9.	Maker’s Right to Prepay the Note.

Maker may prepay this Note without penalty.

$1,000,000.00 Secured Promissory Note

of Protein Polymer Technologies, Inc.

payable to Mathew J. Szulik

dated April 13, 2006

10.	Miscellaneous.

(a)          Effect of Forbearance. No forbearance, indulgence, delay or failure to exercise any right or remedy by Payee with respect to this Note shall operate as a waiver or as an acquiescence in any default.

(b)         Effect of Single or Partial Exercise of Right. No single or partial exercise of any right or remedy by Payee shall preclude any other or further exercise thereof or any exercise of any other right or remedy by Payee.

(c)          Governing Law; Venue; Waiver of Right to Jury Trial. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of Connecticut applicable to contracts made and to be performed entirely within such State. Maker hereby waives all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Note, and agrees that any lawsuit brought to enforce or interpret the provisions of this Note shall be instituted in state or federal courts, as appropriate, in Fairfield County, Connecticut, and Maker further agrees to submit to the personal jurisdiction of such court and waives any objection which it may have, based on improper venue or forum non conveniens, to the conduct of any proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it at the address set forth in Section 10(f) below and that service so made shall be deemed to be completed upon the earlier of actual receipt or three (3) days after the same shall have been posted to its address. Nothing contained in this paragraph affects the right of Payee to serve legal process in any other manner permitted by law or affects the right of Payee to bring any action or proceeding against Maker or Maker's property in the courts of any other jurisdiction.

(d)          Headings. The headings and captions of the various paragraphs herein are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

(e)          Loss, Theft, Destruction or Mutilation. Upon receipt by Maker of evidence reasonably satisfactory to it of loss, theft, destruction or mutilation of this Note, Maker shall make and deliver or caused to be made and delivered to Payee a new Note of like tenor in lieu of this Note.

(f)           Modification of Note or Waiver of Terms Thereof Relating to Payee. No modification or waiver of any of the provisions of this Note shall be effective unless in writing and signed by Payee and then only to the extent set forth in such writing, or shall any such modification or waiver be applicable except in the specific instance for which it is given. This Note may not be discharged orally but only in writing duly executed by Payee.

(f)	Notice. All offers, acceptances, notices, requests, demands and other

$1,000,000.00 Secured Promissory Note

of Protein Polymer Technologies, Inc.

payable to Mathew J. Szulik

dated April 13, 2006

communications under this Note shall be in writing and, except as otherwise provided herein, shall be deemed to have been given only when delivered in person, via facsimile transmission if receipt thereof is confirmed by the recipient, or, if mailed, when mailed by certified or registered mail prepaid, to the parties at their respective addresses first set forth above, or at such other address as may be given in writing in future by either party to the other.

(g)          Successors and Assigns. This Note shall be binding upon Maker, its successors, assigns and transferees, and shall inure to the benefit of and be enforceable by Payee and his successors and assigns.

(h)          Severability. If one or more of the provisions or portions of this Note shall be deemed by any court or quasi-judicial authority to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability of the remaining provisions, or portions of provisions contained herein shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, Maker has caused this Note to be executed on its behalf by an officer thereunto duly authorized as of the date first set forth above.

Protein Polymer Technologies, Inc.,
a Delaware corporation

By: /s/ William N. Plamondon III

William N. Plamondon III,
Chief Executive Officer

ATTEST:
,